EXHIBIT 10.1


                         THE POST-2004 VARIABLE DEFERRED
                        COMPENSATION PLAN FOR EXECUTIVES


                                    ARTICLE 1

                            ESTABLISHMENT OF THE PLAN

         1.1 Purpose. The purpose of The Post-2004 Variable Deferred Compensation Plan for Executives (the "Plan") is to provide a means whereby AXA Equitable Life Insurance Company (hereinafter referred to as the "Company") and Affiliates (as defined in Article 2) that adopt the Plan pursuant to Section 1.2 may allow a select group of their key employees and sales associates who have rendered and continue to render valuable services which constitute an important contribution towards continued growth and success to defer the receipt of their compensation on a tax-favored basis so that such employees and sales associates may be retained and their productive efforts encouraged.

         1.2 Adoption of the Plan. With the Company's consent, an Affiliate may adopt and join the Plan as an Employer (as defined in Article 2) for the benefit of its Employees (as defined in Article 2). Such Affiliate shall assume the sole responsibility for the obligations of this Plan with respect to its Employees by executing an adoption and joinder agreement satisfactory in its form and terms to the Company (or in accordance with such other procedures as the Company may from time to time permit). An Affiliate shall cease to be an Employer under the Plan on a date specified by the Company pursuant to the terms of the adoption and joinder agreement or, if no such date is so specified, on the date such Employer has no remaining obligations to its Employees under the Plan. In the event that an Affiliate shall cease to be an Employer, all obligations

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incurred by such Affiliate with respect to its Employees under the Plan prior to the date it ceases to be an Employer shall continue to be the sole responsibility of that Affiliate.

                                    ARTICLE 2

                                   DEFINITIONS

         Affiliate. "Affiliate" means any firm, partnership or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

         Base Salary. "Base Salary" means with respect to a Participant for any Plan Year such Participant's annual base salary before reduction pursuant to this Plan or any plan or agreement of an Employer whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code
Section 125 or Code Section 129. In the case of an agency manager, base salary includes any salary and/or other cash compensation payable in accordance with the Company's managerial compensation program, or any similar Employer program.

         Beneficiary. "Beneficiary" means the person or persons designated as such in accordance with Section 11.2.

         Board. "Board" means the Board of Directors of the Company, as constituted from time to time.

         Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

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         Code Section 162(m) Limitation. "Code Section 162(m) Limitation" means the limitation imposed under Section 162(m) of the Code, as amended from time to time, on the amount of compensation that may be deducted by an Employer for Federal income tax purposes.

         Commissions. "Commissions" with respect to a Plan Year means a Participant's commissions, service fees, or training allowance payments that are paid during that Plan Year and that are recognized as compensation under the Company's retirement plan or any similar Employer plan, before reduction pursuant to this Plan or any plan or agreement of an employer whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125 or Code Section 129. For this purpose, the term commissions does not include any Production Opportunity Payments.

         Committee. "Committee" means the Officers Committee on Benefit Plans of the Company, as constituted from time to time, or such other committee as may be designated from time to time by the Board.

         Company. "Company" means AXA Equitable Life Insurance Company, a New York stock life insurance company.

         Distribution Option. "Distribution Option" means the two distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the In-Service Distribution Option.

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         Distribution Option Account. "Distribution Option Account" or "Account"
means, with respect to a Participant, the Retirement Distribution Account(s) and/or the In-Service Distribution Account(s) established on the books of account of the Company, pursuant to Section 5.1.

         Dividend Equivalents. "Dividend Equivalents" shall mean deferred Stock units equal in value to any dividends, or other related payments designated by the Committee or its designee, that a Participant would have received if the balances of the Participant's Restricted Stock Distribution Option Account(s) represented actual Stock rather than deferred Stock units.

         Earnings Crediting Options. "Earnings Crediting Options" means the options elected by the Participant from time to time pursuant to which earnings are credited to the Participant's Distribution Option Accounts other than the Participant's Restricted Stock Distribution Option Accounts.

         Effective Date. "Effective Date" means the effective date of the Plan which is November 11, 2004.

         Eligible Employee. "Eligible Employee" means an Employee who is eligible to defer compensation earned in a Plan Year. An Employee shall be permitted to defer compensation earned in a Plan Year if such Employee (i) earns at least $200,000 (or other dollar amount as determined by the Committee from time to time in its sole discretion) total in Base Salary, Short-Term Incentive Compensation and Commissions, provided that, for purposes of determining whether an Employee has met the earnings requirement for a Plan Year, the Employee's Base Salary shall equal such Employee's Base Salary at the rate in effect as of September 30th of the immediately preceding calendar year (or in

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the case of a new Employee under Section 4.2 of the Variable Plan, the
Employee's Base Salary shall equal such Employee's Base Salary at the rate in effect as of the commencement of employment), the Employee's Short-Term Incentive Compensation shall equal the amount of any Short-Term Incentive Compensation paid to such Employee in the immediately preceding calendar year, and the Employee's Commissions shall equal the higher of (a) such Employee's Commissions paid from January 1st through September 30th of the immediately preceding calendar year and (b) such Employee's Commissions paid in the calendar year preceding the immediately preceding calendar year, and (ii) is actively employed as of September 30th of the immediately preceding calendar year, provided that an Employee shall be considered actively employed if such Employee is on family leave, military leave, an approved leave of absence or short-term disability, but shall not be considered active if such Employee is on a terminal leave of absence or long-term disability or has received a notice of job abolishment on or before such September 30th. Notwithstanding the foregoing sentence, the Committee or its designee may, in its discretion, permit an Employee who commences Service in any calendar year to defer compensation earned in the immediately following Plan Year if the Committee or its designee determines that such Employee is expected to earn at least $200,000 total in Base Salary, Short-Term Incentive Compensation and Commissions in that Plan Year.

         Employee. "Employee" means any person who is (i) employed by an Employer on a regular full-time salaried basis, or (ii) a sales associate of an Employer.

         Employer. "Employer" means each of the Company and any Affiliates that adopt and join the Plan pursuant to Section 1.2.

         End Termination Date. "End Termination Date" means the final date of termination of a Participant's Service.

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        Enrollment Agreement. "Enrollment Agreement" means the authorization form which an Eligible Employee files with the Committee or its designee to participate in the Plan.

         In-Service Distribution Account. "In-Service Distribution Account" means each of the Restricted Stock In-Service Distribution Account(s) and the Regular In-Service Distribution Account(s) maintained for a Participant.

         In-Service Distribution Option. "In-Service Distribution Option" means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.2.

         Long-Term Incentive Compensation. "Long-Term Incentive Compensation" for any Plan Year means a cash award, if any, earned by a Participant, in whole or in part, on account of services rendered to an Employer during a performance period which commences in the Plan Year, pursuant to a long-term incentive compensation plan or any similar plan or arrangement maintained by an Employer other than the Stock Incentive Plans and any similar plans or arrangements maintained by an Employer. Notwithstanding the foregoing, an award shall not be treated as Long-Term Incentive Compensation for purposes of this Plan unless the performance period during which such awards are earned by eligible individuals generally, under the plan or arrangement pursuant to which it is paid, extends beyond one calendar year.

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         Participant. "Participant" means an individual who was an Eligible
Employee at the first time he/she filed a completed and executed Enrollment Agreement with the Committee or its designee and is participating in the Plan in accordance with the provisions of Article 4.

         Plan. "Plan" means The Post-2004 Variable Deferred Compensation Plan for Executives, as amended from time to time.

         Plan Year. "Plan Year" means the calendar year provided, however, that the 2004 Plan Year commenced on the Effective Date and ended on December 31, 2004.

         Regular In-Service Distribution Account. "Regular In-Service Distribution Account" means an Account maintained for a Participant to which Commissions, Base Salary, Short-Term Incentive Compensation and/or Long-Term Incentive Compensation deferred by a Participant pursuant to the In-Service Distribution Option is credited.

         Regular Retirement Distribution Account. "Regular Retirement Distribution Account" means the Account maintained for a Participant to which Commissions, Base Salary, Short-Term Incentive Compensation and/or Long-Term Incentive Compensation deferred by a Participant pursuant to the Retirement Distribution Option is credited.

         Restricted Stock Award. "Restricted Stock Award" means an award of Stock or a contractual right to receive Stock granted under the Stock Incentive Plans or any similar plan or arrangement of an Employer that is forfeitable by the recipient until the completion of a specified period of future service, the achievement of pre-established performance objectives, or until otherwise determined in accordance with the plan or arrangement pursuant to which it is granted.

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         Restricted Stock In-Service Distribution Account. "Restricted Stock
In-Service Distribution Account" means an Account maintained for a Participant to which deferred Stock units relating to Restricted Stock Awards deferred by the Participant pursuant to the In-Service Distribution Option are credited.

         Restricted Stock Retirement Distribution Account. "Restricted Stock Retirement Distribution Account" means the Account maintained for a Participant to which deferred Stock units relating to Restricted Stock Awards deferred by the Participant pursuant to the Retirement Distribution Option are credited.

         Retirement. "Retirement" means with respect to a Participant the termination of the Participant's Service on or after the normal retirement date or on or after any early retirement date established under any retirement plan maintained by the Company or any Affiliate in which the Participant participates.

         Retirement Distribution Account. "Retirement Distribution Account" means each of the Restricted Stock Retirement Distribution Account and the Regular Retirement Distribution Account maintained for a Participant.

         Retirement Distribution Option. "Retirement Distribution Option" means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.1.

         Service. "Service" means the continuous period of time during which a Participant is an Employee, including any period during which such Employee is on a leave of absence, whether paid or unpaid, approved by such Employee's Employer.

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         Short-Term Incentive Compensation. "Short-Term Incentive Compensation"
for any Plan Year means the award, if any, earned by a Participant on account of services rendered to an Employer during the Plan Year, which is payable on or before the last day of the third month following the close of the Plan Year, pursuant to the Company's Short-Term Incentive Compensation Plan for Senior Officers or any similar plan or arrangement maintained by an Employer, before reduction pursuant to this Plan or any plan or agreement of an employer whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125 or Code Section 129.

         Stock. "Stock" means any security which is the subject of a Restricted Stock Award.

         Stock Incentive Plans. "Stock Incentive Plans" means, collectively, The AXA Financial, Inc. 1991 Stock Incentive Plan, The AXA Financial, Inc. 1997 Stock Incentive Plan and the AXA Performance Unit Plan and any successor plans thereto.

                                    ARTICLE 3

                           ADMINISTRATION OF THE PLAN

         The Committee is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to construe and interpret the Plan and to determine the rights, if any, of Participants and Beneficiaries under the Plan. The Committee's resolution of any matter concerning the Plan shall be final and binding upon any Participant and Beneficiary affected thereby. Members of the Committee shall be eligible to participate in the Plan while serving as members of the

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Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member's interest in the Plan as a Participant.

                                    ARTICLE 4

                                  PARTICIPATION

         4.1. Election to Participate. Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee or its designee prior to the beginning of such Plan Year. Pursuant to said Enrollment Agreement for the Plan Year, the Eligible Employee shall irrevocably elect (a) the percentages, in whole percentages not greater than 25 percent, by which the Commissions (both earned and payable), Base Salary, Short-Term Incentive Compensation and/or Long-Term Incentive Compensation of such Eligible Employee for the Plan Year will be reduced, provided, however, that for the 2005 Plan Year, Eligible Employees of an Employer designated by the Chairperson of the Committee may elect the whole percentage not greater than 25% by which their Short-Term Incentive Compensation for 2004 will be reduced, (b) the whole percentage, up to 100%, by which the Restricted Stock Awards granted the Eligible Employee during the immediately following Plan Year will be reduced, provided, however, that for the 2005 Plan Year, Eligible Employees may elect the whole percentage, up to 100%, by which the Restricted Stock Awards granted to the Eligible Employee during the 2005 Plan Year will be reduced, and (c) the Distribution Option Accounts to which such amounts will be credited, and shall elect the time and manner of distribution of such accounts and provide such other information as the Committee or its designee shall require. Notwithstanding anything in this Plan to the contrary, any election by an Eligible Employee to reduce his/her Restricted Stock Awards, Commissions, Base Salary, Short-Term Incentive Compensation and/or Long-Term Incentive Compensation for any Plan Year which

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results in the reduction of such Restricted Stock Awards, Commissions, Base
Salary, Short-Term Incentive Compensation or Long-Term Incentive Compensation by an amount which is less than 5,000 dollars, or such other amount as the Committee or its designee may determine from time to time, shall not be given effect (for this purpose, the cash value of a Restricted Stock Award will be based on the average of the high and low Stock price on the stock exchange on which the Stock is predominantly traded on the date of grant of the Restricted Stock Award). Certain Eligible Employees designated by the Committee or its designee may elect to credit to their Distribution Option Accounts up to 100% of their Commissions both earned and payable during the Plan Year, provided that the Company may, in its discretion, limit the amount of any such credit, in such manner as the Company may deem reasonable, by communicating any such limit to the affected Eligible Employees.

         4.2 New Employees. The Committee or its designee may, in its discretion, permit Eligible Employees who commence Service with an Employer after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with
Section 4.1, within 30 days following the Eligible Employees' commencement of Service. Notwithstanding the foregoing, however, any election by an Eligible Employee, pursuant to this section, to defer Restricted Stock Awards, Base Salary, Short-Term Incentive Compensation, Long-Term Incentive Compensation, and/or Commissions shall apply only to such amounts as are earned by the Eligible Employee after the date on which such Enrollment Agreement is filed.

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                                    ARTICLE 5

                          DISTRIBUTION OPTION ACCOUNTS

         5.1 Distribution Option Accounts. Subject to Section 6.3, the Committee or its designee shall establish and maintain, as necessary or appropriate, separate Regular and Restricted Stock In-Service Distribution Option Accounts for each Participant. Also, the committee or its designee shall establish and maintain, as necessary or appropriate, one Regular Retirement Distribution Option Account and one Restricted Stock Retirement Distribution Option Account with respect to a Participant. The amount of any Restricted Stock Awards and Commissions which a Participant elects to defer, as well as the amount by which a Participant's Base Salary, Short-Term Incentive Compensation, and/or Long-Term Incentive Compensation is reduced pursuant to Section 4.1 or Section 4.2, shall be credited by the Committee or its designee to the Participant's Distribution Option Accounts no later than the first day of the month following the month in which such Commissions, Base Salary, Short-Term Incentive Compensation and/or Long-Term Incentive Compensation would otherwise have been paid to the Participant, or such Restricted Stock Award is granted to the Participant, in accordance with the Distribution Option irrevocably elected by the Participant in the Enrollment Agreement. Any amount once taken into account as a Restricted Stock Award, Commissions, Base Salary, Short-Term Incentive Compensation and/or Long-Term Incentive Compensation for purposes of this Plan shall not be taken into account thereafter. The Participant's Distribution Option Accounts shall be reduced by the amount of any payments of cash or Stock made by an Employer to the Participant or the Participant's Beneficiary pursuant to this Plan.

         5.2 Earnings on Distribution Option Accounts. A Participant's Distribution Option Accounts other than the Participant's Restricted Stock Distribution Option Accounts shall be credited with earnings (positive or negative) in accordance with the

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Earnings Crediting Options elected by the Participant from time to time.
Participants may allocate each of their Retirement Distribution Accounts and/or In-Service Distribution Accounts other than the Participants' Restricted Stock Distribution Option Accounts among the Earnings Crediting Options available under the Plan only in whole percentages of not less than five (5) percent. The earnings (positive or negative) credited under each Earnings Crediting Option shall be based upon the actual performance of the corresponding investment portfolio of the Equitable Advisors Trust, an open-end management investment Company under the Investment Company Act of 1940, as amended from time to time, or such other investment fund as the Company may designate from time to time, and shall for the relevant period of time equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges, but not Rule 12b-1 fees, as determined by the Company. Notwithstanding the foregoing, however, the Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options, or to disregard Participants' investment allocations and credit their existing Distribution Option Accounts (other than the Participants' Restricted Stock Distribution Option Accounts) with a fixed rate of interest determined in the Company's sole discretion, provided, however, that any such change in the Earnings Crediting Options available under the Plan, including the crediting by the Company of a fixed rate of interest in place of Participants' investment allocations, shall only affect the rate at which earnings will be credited to Participants' Distribution Option Accounts in the future, and shall not affect the value of Participants' existing Distribution Option Accounts, including any earnings (positive or negative) credited under the Plan up to the date of such change.

         5.3 Earnings Crediting Options. Except as otherwise provided pursuant to Section 5.2, the Earnings Crediting Options available under the Plan shall consist of

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options which correspond to certain investment portfolios of the Equitable
Advisors Trust. The current list of such options is included in Appendix A and may be amended from time to time by the Committee or its designee.

         Notwithstanding that the earnings (positive or negative) credited to Participants' Distribution Option Accounts (other than the Participants' Restricted Stock Distribution Option Accounts) under the Earnings Crediting Options are based upon the actual performance of the corresponding portfolios of the Equitable Advisors Trust, or such other investment funds as the Company may designate, neither the Company nor any Employer shall be obligated to invest any amounts deferred by Participants under this Plan, or any other amounts, in such portfolios or in any other investment funds.

         5.4 Changes in Earnings Crediting Options. A Participant, or in the case of the Participant's death, the Participant's Beneficiary, may change the Earnings Crediting Options to which the Participant's Distribution Option Accounts (other than the Participant's Restricted Stock Distribution Option Accounts) are allocated at any time. Each such change may include (a) reallocation of the Participant's existing Distribution Option Accounts in increments of five (5) percent, and/or (b) a change in the investment allocation of amounts to be credited to the Participant's Distribution Option Accounts in the future in increments of five (5) percent, as the Participant or Beneficiary respectively may elect. Notwithstanding the foregoing, the Committee or its designee may limit the Participant's or Beneficiary's ability to change the Earnings Crediting Options to which the Participant's Distribution Option Accounts (other than the Participant's Restricted Stock Distribution Option Accounts) are allocated if the Committee or its designee reasonably suspects that the Participant or Beneficiary is engaged in market-timing type activity.

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         5.5 Valuation of Accounts. The value of a Participant's Distribution
Option Accounts other than the Participant's Restricted Stock Distribution Option Accounts as of any date shall equal the amounts theretofore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such Accounts in accordance with Section 5.2 through the close of business on such date, less the amounts theretofore deducted or paid from such Accounts.

         5.6 Statement of Accounts. The Committee or its designee shall provide to each Participant, not less frequently than semiannually, a statement in such form as the Committee or its designee deems desirable setting forth the balance of cash or Stock standing to the credit of each Participant in each of his Distribution Option Accounts.

         5.7 Distributions from Accounts. Any distribution made to or on behalf of a Participant from one or more of his Distribution Option Accounts other than the Participant's Restricted Stock Distribution Option Accounts in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

                                   ARTICLE 5A

                             RESTRICTED STOCK AWARDS

         5A.1 Maintenance of Accounts. Deferred Restricted Stock Awards shall be credited to Restricted Stock Distribution Option Accounts in the form of deferred Stock units. The number of deferred Stock units to be credited to a Participant's Account shall equal the number of whole and fractional shares of Stock to which the Participant would have been entitled had the Participant not elected to defer receipt of the Restricted Stock

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Award. Accounts shall be maintained for record-keeping purposes only, and shall not be funded with actual shares of Stock, cash or any other assets.

         5A.2 Deferred Stock Units. Deferred Stock units will be subject to any vesting, forfeiture, and other restrictions as would apply to the related Restricted Stock Awards had such awards not been deferred. Deferred Stock units shall not carry any voting rights.

         5A.3 Dividend Equivalents. A Restricted Stock Distribution Option Account shall be credited with Dividend Equivalents through the last day of the calendar month immediately preceding the date on which the Account is fully distributed.

         5A.4 Valuation. The value of a Participant's Restricted Stock Distribution Option Account(s) as of any date shall equal the amount of deferred Stock units theretofore credited to such Account(s), including any Dividend Equivalents credited to such Account(s) in accordance with Section 5A.3 through the day preceding such date, less the deferred Stock units therefore deducted from such Account(s).

         5A.5 Distributions. At the time of distribution of a Participant's Restricted Stock Distribution Option Account, deferred Stock units credited to the Account shall be converted to Stock which shall be distributed to the Participant in-kind, except that fractional shares of Stock may be distributed in cash. Notwithstanding anything in this Plan to the contrary, deferred Stock units in which a Participant's rights have not fully vested in accordance with the terms of the related Restricted Stock Award shall not be converted to Stock and shall not be distributed. If a distribution from a Restricted Stock Distribution Option Account is scheduled to be made at a time when there is insufficient unrestricted deferred Stock units to satisfy the full amount of the distribution, the portion

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of the distribution that can not be made at that time will be distributed at the first time there is sufficient unrestricted deferred Stock units in the Account.

         5A.6 Adjustment in Capitalization. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary cash dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Stock, or other similar corporate change or event that affects the Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the Committee shall, in such manner as the Committee shall deem equitable, adjust the number and/or kind of deferred Stock units credited under the Plan.

                                    ARTICLE 6

                              DISTRIBUTION OPTIONS

         6.1 Election of Distribution Option. For each Plan Year, a Participant shall irrevocably elect the Distribution Option(s) in the Enrollment Agreement filed with the Committee or its designee for such Plan Year, provided however, that if the Participant is no longer an Employee, he may not elect the In-Service Distribution Option. An Eligible Employee shall allocate deferral amounts between the Distribution Options in increments of ten (10) percent, provided, however that no more than 100 percent of such deferrals may be allocated to one or both of the Distribution Options.

         6.2 Retirement Distribution Option. Subject to Article 8, Section 9.2 and Section 5A.5, distributions from a Retirement Distribution Account maintained for a Participant shall commence in any January or July following the Participant's End Termination Date, provided that distributions must commence by either the first January

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or the first July following the later of (i) the Participant's attainment of age
65 and (ii) the date that is thirteen months after the Participant's End Termination Date, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or as subsequently elected by the Participant in accordance with Section 11.1.

         6.3 In-Service Distribution Option. If a Participant irrevocably elects the In-Service Distribution Option, the Participant may elect to allocate the deferrals to an existing In-Service Distribution Account or to a new In-Service Distribution Account, provided that no more than two of each type of In-Service Distribution Account may be maintained for a Participant at any time (not including In-Service Distribution Accounts to which deferrals may no longer be allocated pursuant to this paragraph). Subject to Section 5A.5, Section 7.2, and
Section 9.3, the Participant's In-Service Distribution Account(s) shall be distributed commencing in the year elected by the Participant in the Enrollment Agreements pursuant to which such In-Service Distribution Accounts were established, or as subsequently elected by the Participant in accordance with
Section 11.1, provided that the year elected by the Participant may not be later than the year in which the Participant will attain age 65. A Participant shall not be entitled to allocate any additional deferrals to an In-Service Distribution Account on or after January 1st of the Plan Year during which distributions from such Account are scheduled to commence and a Participant shall not be entitled to allocate deferrals to more than one of each type of In-Service Distribution Account in one Plan Year.

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                                    ARTICLE 7

                            BENEFITS TO PARTICIPANTS

              7.1 Benefits Under the Retirement Distribution Option. Subject to Sections 5A.5 and 6.2, distributions from a Retirement Distribution Account shall be paid to a Participant in a lump sum, or annual installments over consecutive years, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or as subsequently elected by the Participant in accordance with 11.1. Any lump-sum amount payable in accordance with this paragraph shall be equal to the value of such Retirement Distribution Account as of the last business day of the month preceding the date of payment. Any annual installment payable in accordance with this paragraph shall be in an amount specified by the Participant in the Enrollment Agreement pursuant to which such Account was established or as subsequently specified by the Participant in accordance with 11.1, and expressed as either (i) a fixed amount (a dollar amount in the case of a Distribution Option Account other than a Restricted Stock Distribution Option Account and a number of shares of Stock in the case of a Restricted Stock Distribution Option Account) or (ii) as a percentage of the value of such Account provided, however, that (i) if the Participant specifies a fixed amount, such installment will be limited to the lower of such fixed amount and the value of the Account as of the last business day of the month preceding the date of payment and (ii) if the Participant specifies a percentage of the value of the Account, the value of the Account will be measured as of the last business day of the month preceding the date of payment. If the Participant does not specify an annual installment amount, the annual installment shall be in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the month preceding the date of payment, divided by (ii) the number of annual installments remaining.

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              7.2 Benefits Under the In-Service Distribution Option. Benefits
under the In-Service Distribution Option shall be paid to a Participant as follows:

                  (a) In-Service Distributions. Subject to Section 5A.5, in the case of an In-Service Distribution Account established for a Participant who continues in Service, the In-Service Distribution Account shall be paid to the Participant commencing not later than December 31 of the year elected by such Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established or as subsequently elected by the Participant in accordance with Section 11.1, in a lump sum equal to the value of such In-Service Distribution Account as of December 1 of such year or in up to five annual installments over consecutive years, as elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established or as subsequently elected by the Participant in accordance with Section 11.1. Annual installment payments made under the preceding sentence for a Plan Year shall be in an amount equal to (i) the value of such In-Service Distribution Account as of December 1 of such Plan Year, divided by (ii) the number of annual installments remaining.

                  (b) Benefits Upon Termination of Employment. Subject to
Section 5A.5, in the case of a Participant whose Service terminates prior to the date on which the entire balance of an In-Service Distribution Account established for the Participant would otherwise be distributed, other than on account of such Participant's disability or death, the remaining portion of such In-Service Distribution Account shall be distributed (i) in a lump sum as soon as practicable following the Participant's End Termination Date or (ii) at the time and in the manner as such In-Service Distribution Account would otherwise have been distributed under Section 7.2(a), as elected by such Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established or as subsequently elected by the Participant in accordance with
Section 11.1. The amount of any lump sum benefit payable pursuant to this paragraph shall equal the value of such In-Service Distribution Account as of the last business day of the calendar month immediately preceding the date such benefit is paid.

                                    ARTICLE 8

                                   DISABILITY

         In the event a Participant becomes disabled as defined in Code
Section 409A(a)(2)(C), the Participant's right to make any further deferrals under this Plan shall terminate as of the date for which the Participant first receives benefits under The Equitable Employees, Managers and Agents Long-Term Disability Benefit Plan, as amended from time to time, or any similar Employer plan. The Participant's Distribution Option Accounts shall continue to be credited with earnings (positive or negative) in accordance with Section 5.2 or Dividend Equivalents in accordance with Section 5A.3, as applicable, until such Accounts are fully distributed. Subject to Section 5A.5, the Participant's Retirement Distribution Accounts, if any, shall be distributed to the Participant in accordance with Sections 6.2 and 7.1, provided, however, that distribution of the Participant's Retirement Distribution Accounts, if any, shall commence not later than January 31 of the Plan Year immediately following the later of (a) the Plan Year in which the Participant first becomes eligible for Retirement, or (b) the Plan Year in which the Participant first received benefits under The Equitable Employees, Managers and Agents Long-Term Disability Benefit Plan, as amended from time to time, or any similar Employer plan. The Participant's In-Service Distribution Accounts, if any, will be distributed to the Participant in accordance with Section 7.2(a).

                                    ARTICLE 9

                                SURVIVOR BENEFITS

         9.1 Death of Participant Prior to the Commencement of Benefits. In the event of a Participant's death prior to the commencement of benefits in accordance with Articles 6 and 7, amounts under the Plan shall be paid to the Participant's Beneficiary, as determined under Section 11.2, pursuant to Section
9.2 and/or 9.3, whichever is applicable, in lieu of any amounts otherwise payable under the Plan to or on behalf of such Participant.

         9.2 Survivor Benefits Under the Retirement Distribution Option. Subject to Section 5A.5, in the case of a Participant with respect to whom the Company has established a Retirement Distribution Account, and who dies prior to the commencement of benefits under such Retirement Distribution Account pursuant to
Section 6.2 and Section 7.1, distributions from such Retirement Distribution Account shall commence in any January or July following the Participant's death, provided that distributions must commence by either the first January or first July following the later of (i) the date of the Participant's death and (ii) the date the Participant would have attained age 65 had he lived, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or as subsequently elected by the Participant in accordance with Section 11.1.

         9.3 Survivor Benefits Under the In-Service Distribution Option. Subject to Section 5A.5, in the case of a Participant with respect to whom the Company has established an In-Service Distribution Account, and who dies prior to the commencement of benefits under such In-Service Distribution Account pursuant to
Section 7.2, distribution of such In-Service Distribution Account shall be made
(a) in a lump sum as
soon as practicable following the Participant's death, or (b) at such time and in such manner as such In-Service Distribution Account would otherwise have been distributed in accordance with Section 7.2 had the Participant lived, as elected by such Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established or as subsequently elected by the Participant in accordance with Section 11.1. The amount of any lump sum amount payable in accordance with this Section shall equal the value of such In-Service Distribution Account as of the last business day of the calendar month immediately preceding the date on which such amount is paid.

         9.4 Death of Participant After Benefits Have Commenced. In the event a Participant dies after payments under Section 7.1 or Section 7.2 have commenced from a Distribution Option Account, but before the entire balance of such Distribution Option Account has been paid, any remaining distributions shall continue to be paid to the Participant's Beneficiary, as determined under
Section 11.2, at such times and in such amounts as they would have been paid to the Participant had he survived.

                                   ARTICLE 10

                                   WITHDRAWALS

         10.1 Emergency Benefit. Subject to Section 5A.5, in the event that the Committee or its designee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable emergency as defined in Code Section 409A(a)(2)(B)(ii), the Participant's Employer shall pay to the Participant, as soon as practicable following such determination, an amount necessary to meet the emergency and any related applicable taxes as may be required pursuant to Section 11.8, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the

Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) (the "Emergency Benefit"), to the extent such amount does not exceed the aggregate balance of the Participant's Distribution Option Accounts. In the case of an Emergency Benefit paid from a Restricted Stock Distribution Account, the number of shares of Stock distributed to the Participant will be equal to the number of shares of Stock purchased by the Company or the Participant's Employer on the stock exchange on which the Stock is predominantly traded with a dollar amount equal to the dollar amount necessary to meet the emergency and any related applicable taxes. Emergency Benefits shall be paid first from the Participant's In-Service Distribution Accounts, if any, to the extent the balance of one or more of such In-Service Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant. If the Participant's In-Service Distribution Accounts are not sufficient to meet the emergency, Emergency Benefits will then be paid from the Participant's Retirement Distribution Accounts in the order in which such accounts would otherwise be distributed to the Participant. If two In-Service Distribution Accounts or two Retirement Distribution Accounts would otherwise be paid at the same time, Emergency benefits shall be made pro rata from each account. With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article, no further benefits shall be payable to the Participant under the Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year and no Emergency Benefit shall be paid from any Restricted Stock Distribution Account to the extent the deferred Stock units in such account have not fully vested in accordance with the terms of the related Restricted Stock Award.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 Changes of Elections. Participants may change their elections under Sections 6.2, 6.3, 7.1, 7.2, 9.2, and 9.3 with respect to an Account at any time prior to the commencement of payments from such Account by filing with the Committee or its designee a fully executed Enrollment Agreement or other form approved by the Committee or its designee (hereinafter, collectively referred to as the "Change Form") requesting the change in election. Notwithstanding the foregoing, (i) any change of election will take effect only for payments due a Participant more than twelve months from the date the Change Form is filed with the Committee or its designee, (ii) a change in election may not accelerate the time or schedule of any payment under the Plan, (iii) in the case of an election not related to a distribution due to disability, death or an unforeseeable emergency, any change to such election must provide that the first payment with respect to which the election was made will be deferred for a period of not less than 5 years from the date such payment would otherwise have been made and (iv) in the case of an election related to a distribution based on a specified date (or pursuant to a fixed schedule) specified under the Plan at the date of the deferral of the compensation, any change to such election may not be made less than 12 months prior to the date of the first scheduled payment under such election.

         11.2 Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any distributions which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee or its designee and shall not be effective until received by the Committee or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant's estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

         11.3 Limitation of Participant's Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of an Employer, nor shall it interfere with the rights of an Employer to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

         11.4 No Limitation on Corporation Actions. Nothing contained in the Plan shall be construed to prevent an Employer from taking any corporate action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary or other person shall have any claim against an Employer as a result of any such action.

         11.5 Obligations to Employer. If a Participant becomes entitled to a distribution of amounts under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to an Employer, then the Employer may offset such amount owed to it against the amounts otherwise distributable under the Plan. Such determination shall be made by the Committee or its designee.

         11.6 Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant's interest under the Plan. An Employer's obligations under this Plan are not assignable or transferable except to (a) a corporation which acquires all or substantially all of the Employer's assets or (b) any corporation into which the Employer may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's Beneficiaries, heirs, executors, administrators or successors in interest.

         11.7 Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of amounts hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, neither the Company nor the Participant's Employer(s) shall have any further obligation to the Participant under the Plan, other than the obligation of the Employer(s) to pay to such Participant the then current balance of the Participant's Distribution Option Accounts.

         11.8 Withholding Taxes. An Employer may make such provisions and take such actions as it may deem necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any amounts payable under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such amounts.

         11.9 Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" plan of deferred compensation for Participants. Amounts payable hereunder shall be payable out of the general assets of the Participants' Employer, and no segregation of any assets whatsoever for such benefits shall be made. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of their Employer.

         11.10 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

         11.11 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

         11.12 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

         11.13 Gender, Singular & Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

         11.14 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company to the attention of the Executive Benefit Unit, at 1290 Avenue of the Americas, 7th Floor, New York, New York 10104 or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given on the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

         11.15 Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Board, or by any other entity authorized by the Board, provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to amounts that are payable or may become payable under the Plan based upon the balance of the Participant's Distribution Option Accounts as of the effective date of such amendment, suspension, discontinuance or termination.

         11.16 Claims.

               (a) Discretionary Authority. The Committee or its designee shall have the exclusive discretionary authority (i) to construe and to interpret the Plan, (ii) to decide all questions of eligibility for benefits and (iii) to determine the amount of such benefits, and its decisions on such matters are final and conclusive. As a result, benefits under the Plan will be paid only if the Committee or its designee decides in its discretion that the claimant is entitled to them. This discretionary authority is intended to be absolute, and in any case where the extent of this discretion is in question, the Committee or its designee is to be accorded the maximum discretion possible. Any exercise of this discretionary authority shall be reviewed by a court under the arbitrary and capricious standard (i.e., the abuse of discretion standard).

               (b) Procedures. If, pursuant to the discretionary authority provided for above, a claim of any right to a benefit that is filed by or on behalf of a claimant is wholly or partially denied, the Committee or its designee will provide such claimant the claims review process described in this subsection (b). The Committee or its designee has the discretionary right to modify this claims process in any manner so long as the claims review process, as modified, includes the steps described below. Within a 90-day response period following the receipt of the claim by the Committee or its designee, the Committee or its designee will provide a comprehensible written notice setting forth:

                   (i)    The specific reason or reasons for the denial;

                   (ii) Specific reference to pertinent Plan provisions on which the denial is based;

                   (iii) A description of any additional material or information necessary for the claimant to submit to perfect the claim and an explanation of why such material or information is necessary; and

                   (iv) A description of the claims review process (including the time limits applicable to such process and a statement of the claimant's right to bring a civil action under ERISA following a further denial on review).

If the Committee or its designee determines that special circumstances require an extension of time for processing the claim, it may extend the response period from 90 to 180 days. If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 90-day period, indicating the special circumstances requiring the extension and the date by which the final decision is expected to be made. Further review of a claim is available upon written request by the claimant to the Committee or its designee within 60 days after receipt by the claimant of written notice of the denial of the claim. Upon review, the Committee or its designee shall provide the claimant a full and fair review of the claim, including the opportunity to submit written comments, documents, records and other information relevant to the claim and the review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination. The decision on review shall be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days. If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Committee or its designee expects to make the final decision. The final decision shall be in writing and drafted in a manner calculated to be understood by the claimant, and shall include the specific reasons for the decision with references to the specific Plan provisions on which the decision is based.

                (c) Review in Court. Any claim referenced in this Section that is reviewed by a court, arbitrator, or any other tribunal shall be reviewed solely on the basis of the record before the Committee or its designee. In addition, any such review shall be conditioned on the claimants having fully exhausted all rights under this Section.

         11.17. Code Section 409A. This Plan is intended to comply with the requirements of Code Section 409A(a)(2), (a)(3) and (a)(4) and no term of this Plan shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised so as to cause the Plan to fail to comply with such requirements.

                                   ARTICLE 12

                                 EFFECTIVE DATE

         This Plan is adopted and approved as of November 11, 2004.

APPENDIX A

AXA Premier VIP Core Bond
EQ/Alliance Quality Bond
EQ/Alliance Intermediate Government Securities
AXA Premier VIP High Yield
EQ/Money Market
EQ/J.P. Morgan Core Bond
AXA Premier VIP Aggressive Equity
EQ/Alliance Common Stock
EQ/Alliance Growth and Income
EQ/Alliance Premier Growth
EQ/Bernstein Diversified Value
EQ/Capital Guardian Research
EQ/Capital Guardian U.S. Equity
EQ/Equity 500 Index
AXA Premier VIP Large Cap Core Equity
AXA Premier VIP Large Cap Growth
AXA Premier VIP Large Cap Value
EQ/Janus Large Cap Growth
EQ/Marsico Focus
EQ/Mercury Basic Value Equity
EQ/MFS Emerging Growth Companies
EQ/MFS Investors Trust
EQ/Putnam Growth & Income Value
AXA Premier VIP Small/Mid Cap Growth
AXA Premier VIP Small/Mid Cap Value
EQ/Alliance Small Cap Growth
EQ/FI Mid Cap
EQ/FI Small/Mid Cap Value
EQ/Lazard Small Cap Value
EQ/Alliance International
EQ/Emerging Markets Equity
EQ/Mercury International Value
AXA Moderate Allocation
AXA Premier VIP Technology